October 23, 2014

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by BIOSPECIFICS TECHNOLOGIES CORP. in Item 4.01 of its Form 8-K/A dated October 23, 2014, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/ Friedman LLP
East Hanover, New Jersey